Exhibit 21.2

List of Subsidiaries of PEPL Holdings, LLC

Name of Subsidiary	Jurisdiction of Organization
Southern Union Panhandle LLC	Delaware
SU Pipeline Management LP	Delaware
Panhandle Eastern Pipe Line Company, LP	Delaware
Trunkline Field Services LLC	Delaware
Trunkline Gas Company, LLC	Delaware
Pan Gas Storage LLC	Delaware
Panhandle Energy LNG Services, LLC	Delaware
Panhandle Holdings LLC	Delaware
Lake Charles LNG Exports, LLC	Delaware
Trunkline Deepwater Pipeline LLC	Delaware
Sea Robin Pipeline Company, LLC	Delaware
Trunkline Offshore Pipeline LLC	Delaware
Trunkline LNG Holdings LLC	Delaware
Trunkline LNG Company, LLC	Delaware
Lake Charles Exports, LLC (20% Membership Interest)	Delaware
Panhandle Storage LLC	Delaware
Lee 8 Storage Partnership (29% LP Interest)	Delaware